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                                                                 EXHIBIT 10.17

                      SOFTWARE LICENSE AND SERVICES AGREEMENT


       This Software License and Services Agreement ("Agreement"), effective as of September 15, 1999 ("Effective Date") is made by and between collegestudent.com, Inc., a Texas corporation ("Licensor"), on the one hand, and CourseWeb, L.L.C., a Delaware limited liability company, and the National Association of College Stores ("NACS") (collectively "Licensees", a _____________ corporation, on the other hand (all of the foregoing hereinafter collectively referred to as the "Parties" or individually as a "Party").

                                      RECITALS

       A. Licensor is engaged in and has expertise in developing, supporting and promoting commerce-enabled internet web sites for the purpose of selling products to college students;

       B. Licensees are engaged in and have considerable expertise in organizing, promoting and marketing products to stores located on college campuses (hereinafter "College Stores") and desire to use that expertise to sell products through a commerce-enabled web site ("Web Storefront");

       C. College Store members of NACS periodically collect information on schedules, textbooks and other materials for college courses and desire to make such data available on a Web Storefront so that college students and others may purchase materials for college courses and other products through an internet web site that uses the name of a College Store but is hosted by Licensor and supported by Licensees;

       D. Licensor has developed software to create, manage and host commerce-enabled web sites and desires to modify portions of that software and develop additional software to use college course information to create, manage and host such Web Storefronts; and

       E. Licensees and Licensor mutually desire to market and promote subscriptions to such Web Storefronts to College Store members of NACS.

       ACCORDINGLY, the Parties agree as follows:

1.     DEFINITIONS

       1.1 The following and derivatives thereof are definitions for certain capitalized terms that may be used in this Agreement:

              1.1.1 "Advertisement" means a third party's product and service advertising, marketing and other promotional information.


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              1.1.2    "Authorized Use" means to receive or review College
                       Store Data by an End User for the purpose of ordering, seeking to order or gathering purchasing information on any product or service on a Web Storefront of a College Store or gathering course related information provided on such storefront Such Authorized Use is subject to the terms and conditions of Licensor Online User Documentation, if any, this Agreement, and the End User Agreement.

              1.1.3 "Ceubic Software" is the software prepared for NACS by Ceubic for the purpose of managing Course Information.

              1.1.4 "College Store" means any legal entity that is a bookstore member of NACS or any other legal entity, which typically derives at least half of its revenues from selling to students course text(s), custom published texts and other published materials for college courses.

              1.1.5    "College Store Data" means any information related to
                       (i) any College Store Product of such College Store including SKU numbers, specific College Store pricing, descriptive information, and other information relevant to an informed purchase; (ii) inventory availability for any College Store Product, and (iii) Course Information.

              1.1.6 "College Store Product" mean any product marketed and/or distributed, by sale, lease, or otherwise, by a College Store. Such College Store Products include (i) books and other textual material, (ii) supplies such as notebooks and writing utensils, (iii) computer related products such as desktop and notebook computers, computer peripherals, printers, and software, and (iv) all other products such as clothing and services traditionally sold by a College Store.

              1.1.7 "College Storefront License and Services Agreement" means an agreement that includes, and is consistent with, the terms and conditions of the agreement attached as Schedule D hereto.

              1.1.8 "Course Information" means information on academic and/or recreational classes including course schedules, instructors, required and optional course and supply materials.

              1.1.9 "Course Management Software" means the Object Code version only of the portion of the Storefront Software that stores, manages and retrieves the Course Information.

              1.1.10 "End-User" is any person who has agreed to the terms and conditions of the End User Agreement and other Licensor Online User Documentation, if any.


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              1.1.11   "End-Users Agreement" means an agreement granting a
                       person a license to access and use a Web Storefront through the Storefront Software.

              1.1.12 "Licensor Online College Store Documentation" means any terms or conditions as may be developed by Licensor from time to time regarding College Store access or use of the Storefront Software or any Web Storefront created therewith.

              1.1.13 "Licensor Online User Documentation" means any terms or conditions as may be developed by Licensor from time to time regarding an Authorized User's access or use of the Storefront Software or any Web Storefront created therewith.

              1.1.14 "Storefront Software" means the Object Code for software that has the functionality to create, manage and host one or more Web Storefronts thereby providing one or more web pages where an End User may obtain Course Information and browse or purchase College Store Products and other products; specifically including (i) the Object Code version of the software specified in Schedule B, hereto, (ii) software developed by Licensor pursuant to this Agreement, (iii) any related documentation that Licensor makes generally available to licensees under this Agreement, (iv) bug fixes and error corrections for the Storefront Software, (v) any Web Storefront created using the Storefront Software, and
                       (vi) all updates, enhancements, and new releases of the Storefront Software licensed hereunder which Licensor does not elect to separately price or market and which are made available to Licensor's general client base.

              1.1.15 "Subscribed College Store" means a College Store that has agreed to and complied with the terms and conditions of Licensor's On-line College Store Documentation and an agreement that includes and is consistent with the terms and conditions of the College Storefront License and Services Agreement.

              1.1.16 "Subscription" means a license, including, and consistent with, the terms and conditions of College Storefront License and Services Agreement, to one (1) Web Storefront.

              1.1.17   "URL" means a uniform resource locator.

              1.1.18   "Web" means the World Wide Web.

              1.1.19 "Web Storefront" means one or more web pages that are created, managed and hosted using the Storefront Software for the purpose of allowing End Users to review Course Information and to browse and order College Store Products and other products.


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       1.2    DERIVATIONS, CONTEXT.  Defined terms shall include derivations thereof. Where the context so indicates, a word in the singular form shall include the plural and vice-versa. The term "include" and similar terms (e.g., includes, including, included, comprises, comprising, such as, e.g., for example), when used as part of a phrase including one or more specific items, are used by way of example and not of limitation.

2.     WEB STOREFRONT PROJECT

       2.1 GENERAL. The parties agree to work together, in general and as set forth herein, to promote the purchase of Subscriptions to Web Storefronts by College Stores. Each Party shall have the right to grant or convey such Subscriptions pursuant to the terms of this Agreement; however, such right is exclusive to the Parties and a Party shall not sell, convey or assign such right without the express consent of any non-assigning Parties. Subscription fees paid by such College Stores to one Party pursuant to Section 2.6 and such fees shall be divided between the Parties pursuant to Schedule A.

       2.2 SCOPE OF WORK AND DELIVERY. Licensor shall develop or license software to perform the functions of the Storefront Software. Licensor shall maintain, upgrade and enhance the Storefront Software and related materials as is commercially reasonable in consideration of Licensor's available resources and the competitiveness of the Storefront Software.

       2.3    HOSTING WEB STOREFRONTS.

              2.3.1 LICENSOR HOSTING SERVICES. Licensor shall provide the following hosting services ("Hosting Services"):

                       2.3.1.1 host the Web Storefronts at a location selected by Licensor ("Hosting Site").

                       2.3.1.2 provide personnel and communication lines as are commercially reasonable to provide Hosting Services that are generally available 24 hours a day and seven (7) days a week, provided that such services may be interrupted from time to time to provide maintenance, and provided that such services may be interrupted due to hardware or software failure, due to the introduction of a virus, due to a disruption caused by a third party, or for other reasons not foreseen by Licensor.

                       2.3.1.3 provide third party software and modules of the Software developed by Licensor pursuant to Section 2.2.


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                       2.3.1.4     respond to interruptions and other problems
                                   within its control in a commercially
                                   reasonable manner in order to reduce the number and length of such interruptions.

              2.3.2 LICENSEES RESPONSIBILITIES. Licensees shall provide Licensor with hardware and licenses to third-party, off-the-shelf software as requested by Licensor which Licensor deems necessary, in Licensor's reasonable opinion, to provide the Hosting Services.

       2.4    OWNERSHIP.

              2.4.1 SOFTWARE AND DATA. This Agreement is a license only, and no transfer of ownership or title (including any intellectual property) to Licensees is contemplated by or will result from this Agreement. By signing this Agreement, Licensees irrevocably acknowledge that they have no ownership interest in the Storefront Software, including any copies thereof, custom modifications thereof, Web Storefronts created therewith, or any other changes thereto, or data collected and/or maintained by Licensor at the Hosting Site or elsewhere. Unless otherwise expressly provided herein, Licensor and its third party licensors, if any, retain all rights, title, and interest in and to the Storefront Software, all copies thereof, derivative works thereof, data collected therewith (excluding Course Information licensed from a College Store or Licensees) and other materials relating thereto, including, without limitation, any Software enhancements or modifications, any custom programs developed therewith, Web Storefronts created therewith, and all copyright, trade secret, patent, trademark and other rights relating thereto.

              2.4.2 IMPROVEMENTS. Unless otherwise expressly agreed in writing, all suggestions, solutions, improvements, corrections, and other contributions provided by Licensees or a College Store regarding data, the Storefront Software, Course Management Software, any Web Storefront to the extent licensed to Licensee, or any other Licensor software programs hereafter developed to manipulate or present data (including any intellectual property, such as patents, trademarks and copyrights related to the foregoing) shall become the property of-Licensor, and Licensees hereby assign any rights to such items to Licensor.

              2.4.3 HARDWARE AND THIRD-PARTY SOFTWARE. Licensees shall own all hardware and licenses to third-party, off-the-shelf web software purchased by Licensees or Licensor, and reimbursed by Licensees, which are used to provide the Hosting Services hereunder, pursuant to Section 2.3.1 above, provided that such software has not been modified by Licensor.

              2.4.4 LICENSEES RIGHT TO GRANT SUBSCRIPTIONS. Commencing on the Effective Date of this Agreement, and subject to the terms and conditions set forth


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                       herein, Licensor grants to Licensees and Licensees
                       accept a nontransferable (except as provided herein) right to sell Subscriptions to Web Storefronts to College Stores subject to the terms and conditions set forth in a College Storefront License and Services Agreement.

              2.4.5 LICENSEES RIGHT TO USE THE STOREFRONT SOFTWARE. Commencing on the effective date of this Agreement, and subject to the terms and conditions set forth herein, Licensor grants to Licensees and Licensees accept a nontransferable (except as provided herein), right to use and display the Storefront Software solely for the purposes of (i) promoting, offering for sale or selling Subscriptions to Web Storefronts to College Stores and
                       (ii) providing technical supports to such College Stores pursuant to Section 2.10.2 herein.

              2.4.6 LICENSOR RIGHT TO USE COLLEGE STORE TRADEMARKS. Commencing on the Effective Date of this Agreement and subject to the terms and conditions set forth herein, Licensees grant to Licensor and Licensor accepts a nontransferable (except as provided herein), nonexclusive right to use and display any trademark; trade name, service mark or logo used on the Web Storefront of a College Store, to the extent such rights have been or, in the futures, are licensed or assigned to Licensees.

       2.5 SOFTWARE RESTRICTIONS. Licensees hereby agree to abide by the following restrictions which pertain to the Storefront Software:

              2.5.1 NO TRANSFER. Licensees hereby shall not rent, lease, loan, sell, sublicense, assign or otherwise transfer the Storefront Software in whole or in part, to any third party including any subsidiaries and affiliates of Licensees, except as provided herein or as otherwise mutually agreed upon in writing.

              2.5.2 ADDITIONAL USE RESTRICTIONS. Unless otherwise expressly permitted in this Agreement, Licensees shall not and shall not permit others to: (i) use the Storefront Software in a manner not provided for in this Agreement;
                       (ii) disassemble, decompile or reverse engineer the Storefront Software; or (iii) unless otherwise permitted in this Agreement, permit any subsidiaries, affiliated entities or third parties to use the Storefront Software.

              2.5.3 REGISTRATION, LOGIN ID, AND PASSWORD. Licensor may require all or selected Authorized Users to register by providing identity information prior to ordering products or services through a Web Storefront. Licensor may provide such Authorized Users with respective login names and passwords following registration. Licensor may condition licensed access to the Storefront Software, or any portion thereof, by all or selected Authorized Users upon validation of a login name and/or password and/or Authorized User identification and compliance with the End-User License Agreement and Licensor Online User Documentation, if any.


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              2.5.4    NOTICE OF INFRINGEMENT OR BREACH.  In the event
                       Licensees acquire actual knowledge of copyright infringement, trademark infringement, patent infringement, software piracy, breach by any College Store of a College Storefront License and Services Agreement or breach by any End User of an End User Agreement, Licensees shall promptly notify Licensor. Licensees further agree to cooperate with Licensor to determine the existence and extent of any such infringement, piracy or breach and to cooperate with Licensor to remedy same.

              2.5.5 OBJECT CODE ONLY. All software licensed in this Agreement pertains to Object Code only.

              2.5.6 LICENSED USE ONLY. Licensees shall use the Storefront Software solely as provided in this Agreement. In addition, Licensee shall use commercially reasonable efforts to insure that the College Stores use the Storefront Software solely as provided in this Agreement, Licensor's Online College Store Documentation and the College Storefront License and Services Agreement executed by such College Store.

              2.5.7 RESERVATION OF RIGHTS. Licensor reserves all rights and licenses not expressly granted herein to Licensees or any College Store or End User.

       2.6    WEB STOREFRONT SUBSCRIPTION PROCEDURES.

              2.6.1 GATHER LICENSES AND DATA. For each Web Storefront, the party initiating the Subscription shall:

                       2.6.1.1 obtain a fully executed College Storefront License and Services Agreement, in the form set forth in Exhibit D, from the interested College Store and provide Licensor a copy thereof;

                       2.6.1.2 provide Licensor with a written request to activate a Web Storefront for the interested College Store; and

                       2.6.1.3 provide Licensor any other setup information as may be reasonably requested by Licensor.

              2.6.2 ACTIVATE WEB STOREFRONT. Upon fulfillment of the obligations specified in Section 2.6. 1, Licensor shall activate a Web Storefront by:

                       2.6.2.1 ENABLING WEB STOREFRONT CUSTOMIZATION - allowing a College Store to access the customization features of the Storefront Software to customize the user interface of the Web Storefront for that College Store to display a logo, trademark or trade name and to include other design features so that the Web Storefront, when accessed by


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                                   an Authorized User, appears as a web site for
                                   the College Store; and

                       2.6.2.2 ENABLING E-COMMERCE SERVER SOFTWARE - enabling Authorized Users to access the Storefront Software via the Web Storefront of the College Store.

              2.6.3 END USER AGREEMENT NOTIFICATION. The party initiating the Subscription shall notify each College Store (i) of the Web Storefront access and use provisions contained in the End User Agreement, and (ii) that use of the Web Storefront is contingent upon Authorized Users acceptance of and compliance with the terms and conditions of such End User Agreement and Licensor Online User Documentation, if any. The parties acknowledge and agree that an Authorized User's rejection of such agreements or noncompliance therewith shall prevent such Authorized User from ordering products through a Web Storefront.

              2.6.4 INFORMATION TO SUBSCRIBER. The party initiating the Subscription shall provide each Subscribed College Store with sufficient information to enable Authorized Users to access and use the Storefront Software.

       2.7    LICENSOR RIGHTS TO USE COURSE INFORMATION AND COLLEGE STORE DATA.

              2.7.1 Licensees grant to Licensor, to the extent such rights have been or in the future are granted to Licensees by a College Store, and Licensor accepts a nontransferable, nonexclusive, royalty free, worldwide right and license to reproduce, modify, manipulate, adapt, format, display, use and allow Authorized Users to display any Course Information and other College Store Data for purpose of assisting, facilitation or allowing College Stores to conduct electronic commerce via the internet or an intranet.

              2.7.2 Licensees agree that during the term of this Agreement, Licensees shall not provide nor assist any third parties in providing on behalf of Licensees any services whereby College Store Products are sold or offered for sale by a College Store through a Web site or Course Information is made available through a web site, except as otherwise allowed herein.

       2.8    END USER AGREEMENT.

              2.8.1 AUTOMATIC DISPLAY. A copy of the End User Agreement shall automatically be loaded and displayed before an End User is allowed to order any product from a Web Storefront

              2.8.2 ASSENT. Each Authorized User's use of a Web Storefront to order products is contingent upon the user's acceptance of the terms and conditions of the End User Agreement and Licensor Online User Documentation.


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       2.9    COLLEGE STORE AGREEMENT.

              The parties agree that the creation of a Web Storefront by College Store is contingent upon the College Store agreeing in writing to and complying with Licensor's Online College Store Documentation, if any, and the College Storefront License and Services Agreement The parties agree that the terms and conditions of such College Storefront License and Services Agreement may be modified only upon mutual, written agreement by the parties.

       2.10   SOFTWARE MAINTENANCE AND SUPPORT

              2.10.1 Licensor Maintenance and Support Services. Commencing on the Effective Date or the date on which the software is available for license hereunder, whichever is later, and terminating upon termination of the Agreement, Licensor shall provide the maintenance and support services to Licensees listed below:

                       2.10.1.1 Use all commercially reasonable efforts to provide Licensees with available solutions and corrections for reported problems, which are demonstrated to Licensor as material defects in the Storefront Software, so that the Storefront Software materially conforms with the functionality in the applicable documentation. Support is limited to telephone and e-mail support to two Licensees contacts whom Licensees has designated in writing (or via e-mail) as Licensees' support representatives (the "Support
                                   Representatives") and does not include onsite support at a College Store's, End User's or Licensees' location;

                       2.10.1.2 Provide reasonable telephone support during the period of 9:00 am to 5:00 p.m. CST, e-mail support during the period of 7:00 am to 7:00 p.m. CST, Monday through Friday and exclusive of holidays observed by Licensor, and pager/cellular phone support 24 hours a day, 7 days a week in response to calls and e-mail from the Support Representatives. Holidays currently observed by Licensor which may change from time to time at the sole discretion of Licensor; and

                       2.10.1.3 Provide, at no additional charge, (i) all bug fixes and error corrections to Storefront Software and (ii) any updates, enhancements, and new releases of the Storefront Software as licensed hereunder.


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                       2.10.1.4    Licensor shall not be obligated to provide
                                   Maintenance and Support Services for any Storefront Software other than the current release.

              2.10.2 LICENSEES MAINTENANCE AND SUPPORT SERVICES. Commencing on the Effective Date or the date on which the Software is available for license hereunder, whichever is later, and terminating upon termination of this Agreement, Licensees shall:

                       2.10.2.1 Provide maintenance and support services to College Stores and Authorized Users during the period of 9:00 am to 5:00 p.m. EST, email support during the period of 7:00 am to 7:00 p.m. EST, Monday through Friday and exclusive of holidays observed by Licensees, and pager/cellular phone support 24 hours a day, 7 days a week in response to calls and e-mail from any College Store or Authorized User. Holidays currently observed by Licensees which may change from time to time at the sole discretion of Licensees; and

                       2.10.2.2 Provide Licensor with the names of two designated Support Representatives within thirty (30) business days from the Effective Date, and all information and materials reasonably requested by Licensor for use in replicating, diagnosing, and correcting a particular problem reported by Licensees.

              2.10.3 DATA RETENTION. Licensor shall have no responsibility, whatsoever, for reproducing, reconstructing or archiving any Course Information or other College Store Data, except for information or data entered by a Subscribed College Store in its then current Web Storefront. Licensor may, at any time and in accordance with Licensor's operational procedures, destroy files pertaining to outdated Course Information or other College Store Data in order to maintain current information.

       2.11   ADVERTISING, PROMOTION, AND OTHER LINKS AND DATA.

              2.11.1 SALES AND ADVERTISING PROGRAM. The parties agree to develop a mutual sales and Advertising program for Advertising on Web Storefronts.

              2.11.2 EXCLUSIVE ADVERTISING SERVICE ADMINISTRATOR. Licensor shall be the exclusive administrator of the marketing and Advertising content displayed on any Web Storefront.

              2.11.3 LICENSOR ADVERTISING SALES. Subject to Section 2.11.4 herein, Licensor shall have the exclusive solicit and sell Advertising and promotional


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                       content for Web Storefronts, provided that each
                       Subscribed College Stores shall have the right to solicit and sell Advertising and promotional contents for its Web Storefront.

              2.11.4 LICENSEES ADVERTISING SALES. Licensees reserve the right to, unilaterally or jointly with Licensor upon Licensees' request, solicit and sell Advertising and promotional content for Web Storefront from those entities, listed in Schedule E, with which Licensees have an existing Advertising and promotion sales relationship.

              2.11.5 LICENSEES WEB SITES AND LICENSOR WEB SITES. The parties agree that Licensor is allowed to provide Advertisements via the Licensees Web Sites and Licensor Web Sites to the Authorized Users via each Authorized User's access and use of the Storefront Software, provided that such Advertisements shall not be displayed on the Web Storefront of a Subscribed College Store without the store's approval as required herein.

              2.11.6   LICENSOR MARKETING AND PROMOTIONAL ACTIVITIES.
                       Licensees shall make reasonable efforts to secure permission from Subscribed College Stores to allow Licensor to conduct marketing and promotional activities in or around Web Storefront of such stores, or such other web sites or territory as controlled or accessible by such College Stores.

              2.11.7 NAVIGATION. Licensor shall provide each Web Storefront of a Subscribed College Store with a URL link from Licensor's web site, only if and as long as, the Subscribed College Store includes in its Web Storefront a URL link to Licensor's Web page and appropriate Licensor branding, including Licensor's logo and company name. Licensees shall use reasonable efforts to secure permission from each Subscribed College Store having a Web Storefront to include a Licensor URL link on such Web Storefront and to include appropriate Licensor branding, including Licensor's logo, Licensor's URL, and Licensor's company name, in such stores marketing and Advertising efforts.

              2.11.8 FEES. The parties agree to allocate and distribute the Advertisement, promotion fees and performance based revenues as set forth in Schedule A hereto.

       2.12   TRADEMARK OWNERSHIP AND LICENSES.

              2.12.1 LICENSED USE. To the extent necessary to carry out the purpose of this Agreement and the obligations of the Parties thereunder, each Party ("Trademark Owner") that owns a Trademark identified on Schedule C (individually "Trademark" or collectively "Trademarks") grants to the other Parties ("Trademark Users") a license for the duration of this Agreement to reproduce and use the Trademark Owner's Trademarks


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                       solely in conjunction with (i) the promotion and sale of
                       Subscriptions to College Stores, (ii) the promotion of Web Storefronts of Subscribed College Stores, (iii) the promotion and sale of College Store Products sold or offered for sale through the Web Storefront of a Subscribed College Store, and (iv) services and products traditionally associated with the Trademarks of the Trademark Owner.

              2.12.2 NO TITLE TO USERS. The Trademark Users by their use of any Trademark shall not create any right, title or interest therein, other than the goodwill associated with the mark, which is assigned to the Trademark Owner.

              2.12.3 QUALITY OF USE. The Trademark Users shall not use a Trademark in a manner that diminishes the quality of such mark, and all such use shall be for the benefit of the Trademark Owner.

              2.12.4 APPROVAL BY OWNER. The Trademark Users shall submit to the Trademark Owner, upon the owner's reasonable request, any representations of the Trademark that the user intends to use, for Trademark Owner's approval of the design, color and other details. Upon the Trademark Owner's reasonable request the Trademark Users shall submit to the owner prior to publication any advertising, press release, promotion or marketing materials using a Trademark.

              2.12.5 TRANSFER OF GOODWILL. If the Trademark Users acquire any goodwill through use of a Trademark of another, all such goodwill shall automatically vest in the Trademark Owner on an on-going basis and is hereby assigned to the Trademark Owner. Such acquisition of goodwill or reputation occurs, as well as at the expiration or termination of this agreement, without any separate payment or other consideration of any kind by the Trademark Owner and the Trademark Users agree to take all actions necessary to effect such vesting.

              2.12.6 NO CONFUSINGLY SIMILAR USES. During the term of this agreement, the Trademark Users shall not adopt, use or register, whether as a corporate name, trademark, service mark, URL or other indication of origin, any of the Trademarks, or any word or mark confusingly similar to the Trademarks, in any jurisdiction, other than as expressly permitted in this agreement or as otherwise agreed in writing by the Trademark Owner.

3.     LICENSEES RESPONSIBILITIES

       3.1    Licensees agree to use commercially reasonable efforts to:

              3.1.1 Promote and sell subscriptions to Web Storefronts, as well as support Subscribed College Stores in their efforts to fully utilize the Web Storefront to their full advantage;


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              3.1.2    Work with Licensor to identify and define enhancements
                       and extensions to the Storefront Software;

              3.1.3 Assist College Stores with entering and maintaining Course Information and other College Store Data for each Subscribed College Store in a Web Storefront;

              3.1.4 Provide to Licensor updated Course Information and other College Store Data as soon as it is made available to Licensees;

              3.1.5 Assist College Stores in providing the highest possible quality of Course Information and other College Store Data is provided to Authorized Users;

              3.1.6 Obtain agreements between Licensees and all College Stores, said Agreement including, and consistent with, the terms and conditions of the College Store License and Services Agreement;

              3.1.7 Educate Subscribed College Stores on the importance of promoting the use of their respective Web Storefront;

              3.1.8 Encourage Subscribed College Stores to engage in promotional activities and provide promotional materials to assist in promoting the use of their respective Web Storefront;

              3.1.9 Pursue mutually acceptable joint advertising, promotion, and marketing including issuance of a joint press release within fifteen (I 5) days of the Effective Date which is mutually acceptable to Licensor and announces the strategic relationship between Licensor and announces the strategic relationship between Licensor and Licensees;

              3.1.10 Endorse a written testimonial, acceptable to Licensees, promptly after the Effective Date which outlines the benefits of Licensor's services received by Licensees and detailing the relationship between the parties; and

              3.1.11 Have joint meetings with the press promptly after the Effective Date to promote the benefits of the Agreement.

       3.2 WEB PAGE MARKINGS AND CONTENT. Licensees and Licensor shall mutually agree upon the content and location of a Web page on the Web site www.NACS.org, said Web page generally describing the relationship of the Parties, promoting Subscriptions to College Stores, and promoting the Web Storefronts of Subscribed College Stores. Licensees shall place a "collegestudent.com" logo ("Logo"), to be provided by Licensor, in the top portion of such Web page. The Logo shall occupy at least an area of approximately 88x31 pixels and shall include the URL link(s) to Licensor's then-current home Web page. As of the Effective Date, Licensor's home Web page URL is www.collegestudent.com.


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       3.3    FACILITIES, MATERIALS, PERSONNEL.  To the extent reasonably required by a visiting party, each party shall make available to the other party certain of the hosting party's facilities, computer resources, software programs, personnel and business information as are reasonably required to perform services hereunder. While on the other party's premises, the visiting party and its third party contractor(s) agree to comply with the hosting party's rules and regulations regarding safety, security, conduct and operational procedures and practices that are conveyed to the visiting party.

4.     RECORDS AND CONTACT INFORMATION

       4.1 RECORDS. Each party shall keep an accurate to-date and complete record of:

              4.1.1    the number of Web Storefront requests;

              4.1.2 all agreements between each party and Subscribed College Stores related to Web Storefront Subscriptions pursuant to Section 2.6. 1. 1;

              4.1.3 the amount of advertising, promotion, and order based revenues received and/or generated by each party pursuant to this Agreement; and

              4.1.4 identity and contact information on all Subscribed College Stores.

       4.2 MONTHLY REPORT. Each party shall provide monthly reports to the other party within fifteen (I 5) days after the end of each month containing updated records of Section 4. 1.

       4.3 VERIFICATION. Each party agrees that the other party may, upon five (5) business days' prior written notice, enter such party's premises to verify such party's compliance with the provisions of this Agreement. Inspections shall be limited to (i) one annual inspection (unless the requesting party believes that it has just cause for multiple inspections); and (ii) during the audited party's normal business hours. If the audited party is found not to be in substantial compliance with the Agreement, the audited party shall pay the reasonable expenses incurred by requesting party associated with such inspection. Each party's rights of inspection shall remain in effect through the period ending six
              (6) months from the termination or expiration of this Agreement and any applicable license hereunder.

       4.4 RECORDS RETENTION, USAGE. Each Party shall have the right to retain and review all records, information and data controlled or maintained by the Storefront Software, including input, quotations and orders pertaining to an Authorized User's access to the Storefront Software or any Web Storefront. Each Party shall also have the right to disclose such records, information or data provided that (i) the written consent of the other Party to this Agreement is obtained in advance, and such consent shall not be unreasonably withheld, and Cu) such items are disclosed in


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

              aggregate form without identifying any particular association of a Subscribed College Store or End User to such information.

       4.5    CONTACT INFORMATION.

              4.5.1 Licensor contact information, which may be changed from time to time upon written notice to Licensees, is as follows:

                                   ATTN: Mr. Eben Miller
                                   Collegestudent.Com, Inc.
                                   715 West 23d Street, Suite M
                                   Austin, Texas 78705
                                   (512)  477-7444 (Telephone)
                                   (512)  474-6013) (Facsimile)
                                   eben@collegestudent.com (e-mail)

              4.5.2 Licensees' contact information, which may change from time to time upon written notice to Licensor, is as follows:

                                   ATTN: Mr. Gary Swisher
                                   CourseWeb LLC
                                   500 East Lorain Street
                                   Oberlin, OH 44074
                                   (440) 775-7777
                                   (440) 775-4769 (fax)
                                   gswisher@courseweb.org

5.     FEES AND PAYMENT

       5.1 PAYMENT TERMS - GENERAL. The entire amount of all amounts required to be paid by one party to the other party under this Agreement shall be on the fifteenth (15th) day of each month following the month in which such amounts are accrued unless otherwise expressly provided herein. In the event that a payment schedule is set forth herein, payments shall be due in accordance with such payment schedule. Any late payment shall be subject to any costs of collection (including reasonable legal fees) and shall bear interest at the rate of one and one-half (1.5) percent per month (prorated for partial periods) or at the maximum rate permitted by law, whichever is less.

       5.2 PAYMENTS. The parties agree to the payment terms as set forth in Schedule A.

       5.3 AMOUNTS NOT INCLUDED IN PAYMENT. The fees and other amounts required to be paid hereunder do not include any amount for taxes, duties, or levies (including interest and penalties). Each party shall bear all sales, use, excise, property, or other taxes, levies, or duties required to correct or remit to applicable tax


                                    15 of 27
              authorities according to the percentages outlined in Schedule A. Neither party shall be responsible for the other party's income or franchise taxes.

       5.4 U.S. DOLLARS. All dollar amounts listed in this Agreement are in U.S. Dollars, and all payments shall be made in U.S. Dollars.

       5.5 PRICING FOR SERVICES. Unless otherwise agreed in writing Consulting Services provided by Licensor shall be at Licensor's then current applicable standard time and material rates and charges plus reasonable expenses.

       5.6 EXPENSES. Expenses are not included in the fees specified in this Agreement.

6.     CONSULTING SERVICES

       6.1 GENERAL. Licensor may provide consulting services (the "Consulting Services"), which may include software development, integration, implementation, customization, data integration, and training as requested by Licensees. Consulting Services shall be provided in accordance with a mutually agreed upon Statement of Work.

       6.2 RESOURCES. Licensor shall provide resources and use qualified employees and/or consultants as it deems necessary to perform the Consulting Services.

7.     CONFIDENTIALITY

       7.1 DEFINITION. "Confidential Information" includes all information disclosed by the parties, before or after the Effective Date, and generally not publicly known, whether tangible or intangible and in whatever form or median provided, as well as any information generated by a Party to the extent that it contains, reflects, or is derived from Confidential Information. Confidential Information includes, without limitation, the Storefront Software, User Documentation, training materials, security procedure information and other information identified as "confidential" or the like. The terms and conditions of this Agreement are Confidential Information; however, the existence of this Agreement is not Confidential Information.

       7.2 PROPRIETARY NATURE. All Confidential Information of the disclosing party is proprietary to the disclosing party or its third party licensors and includes trade secrets and the unpublished copyrighted material of the disclosing party and its third party licensors.

       7.3 RESTRICTED USE AND PROTECTION. Except as expressly permitted in this Agreement, Confidential Information may not be copied, reproduced, or distributed, and the receiving party shall not sell, lease, license, assign, transfer, or disclose the Confidential Information to any third party. The receiving party shall protect Confidential Information of the disclosing party by using the same degree of care


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              but no less than a reasonable degree of care as it uses to safeguard its own confidential or proprietary information of a like nature from unauthorized use, disclosure, or dissemination.

       7.4 NO REVERSE ENGINEERING. Licensees shall not reverse engineer, disassemble, decompile, or apply any procedure or process to the Storefront Software in order to ascertain, derive, and/or appropriate for any reason or purpose, the source code or source listings for the Storefront Software, any trade secret information, process, or other information contained in the Storefront Software.

       7.5 RESTRICTED ACCESS. The receiving party agrees to restrict access to Confidential Information of the disclosing party to only its employees and contractors who require such access in the course of their assigned duties and responsibilities and who have been informed of the receiving party's obligations of confidence and have agreed in writing to preserve the confidentiality of such information under terms and conditions no less restrictive than those set forth herein. The receiving party shall enforce such obligations unless otherwise authorized in writing by the disclosing party.

       7.6 NO COMPETITOR ACCESS. No contractor or potential Authorized User who is a competitor of the disclosing party may have access to Confidential Information of the disclosing party. The receiving party agrees to promptly notify the disclosing party regarding the competitive status of any potential contractor or potential Authorized User which may possibly be a competitor with the disclosing party. The receiving party agrees to abide by any competitive determination reasonably made by the disclosing party regarding any contractor or potential Authorized User.

       7.7 NO OWNERSHIP CONVEYED. Nothing in this Agreement shall be construed to convey to Licensor or to Licensees any title or ownership rights to the other party's Confidential Information or to any software, patent, copyright, trademark, or trade secret of the other party or grant any other right, title, or ownership interest to the other party's Confidential Information except as may be provided by this Agreement.

       7.8 EXCEPTIONS. Without granting any right or license, the foregoing obligations shall not apply to disclosure of any Confidential Information which the receiving party can document and that: (i) was in the possession of or known by the receiving party without an obligation of confidentiality prior to receipt from the disclosing party, (ii) is or becomes general public knowledge through no fault or acts of the receiving party; (iii) is or becomes lawfully available to the receiving party from a third party without an obligation of confidentiality; (iv) is independently developed by the receiving party without use of any Confidential Information; or (v) is required to be disclosed pursuant to any law, code or regulation, provided the disclosing party is given ten (10) days written notice prior to such requirement in order that it may seek a protective order.


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

       7.9 REMEDIES, INJUNCTIVE RELIEF. Each party acknowledges that the disclosing party shall have the right to take all reasonable steps to protect its Confidential Information, and that in the event of a violation of this section, the disclosing party may be irreparably harmed and may suffer significant injury that will not be compensable by damages alone. The disclosing party may therefore be entitled to obtain injunctive relief in addition to any other remedies and damages that may be available at law or in equity (including costs and reasonable legal fees).

8.     TERM AND TERMINATION

       8.1 INITIAL TERM, RENEWAL. The Agreement shall remain in effect for three (3) years from the Effective Date ("Initial Term"). The Agreement shall renew for successive three (3) year periods ("Renewal Term") until such time as either party provides the other party with written notice at least six months prior to the end of the Initial Term or the then-current Renewal Term of its election not to renew the Agreement and the licenses granted hereunder.

       8.2 NO INITIAL RENEWAL BY LICENSOR. If Licensor elects not to renew this Agreement for a first Renewal Term, the Initial Term shall be extended by six (6) months, and the Agreement shall terminate at the end of that six (6) month period.

       8.3 TERMINATION EVENTS. This Agreement and any license issued hereunder and any respective Schedule may be respectively terminated earlier in accordance with the following:

              8.3.1 By a Party due to the other Party's failing to make any payments due hereunder within thirty (30) days after delivery of written notice of such default.

              8.3.2 By a non-defaulting Party on thirty (30) days written notice to the defaulting Party if the defaulting Party fails to perform any material obligation required of it under this Agreement and such failure is not cured within such thirty (30) day period.

              8.3.3 By either Party if the other files a petition for bankruptcy or insolvency, has an involuntary petition filed against it which is not dismissed within ninety
                       (90) days following the filing of such petition, commences an action providing for relief under bankruptcy laws, files for the appointment of a receiver, or is adjudicated a bankrupt concern.

       8.4 DAMAGES. Neither party shall be liable to the other party for damages of any sort solely as a result of terminating this Agreement in accordance with its terms. Termination of this Agreement shall be without prejudice to any other right or remedy of either party.


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       8.5    SURVIVAL.  Upon termination of this Agreement, the provisions of
              Sections 5. 1, 7, 9.2, 9.4, 10, 11, 12.2, 12.3, 12.4, 12.5, 12.6,
              14, 15.4, 15.5 and 15.6 shall survive termination of this Agreement and continue in effect and shall inure to the benefit and be binding upon the parties, including their legal representatives, heirs, successors, and assigns.

9.     WARRANTY AND REMEDIES

       9.1 GENERAL. Each party represents and warrants to the other that it has the right to enter into this Agreement and to perform its obligations under this Agreement. Without limitation, Licensor represents and warrants that it has the right to grant to Licensees licenses as provided herein. Without limitation, Licensees represent and warrant that they either have or will use commercially reasonable efforts to obtain a fully executed College Storefront License and Services Agreement from each past, present or future Subscribed College Store. Each party represents and warrants that it has the right to disclose to other and grant the other party access to any information disclosed to the other party. Licensor represents, to the best of its knowledge, that the Software does not infringe any patent or copyright or violate any other proprietary rights of a third party including Ceubic.

       9.2    DATA PROVIDED BY LICENSOR TO AUTHORIZED USERS "AS IS".
              Information and data provided by Licensor to Licensees, College Stores, authorized users or anyone else is provided "AS IS" and is not verified or expressly or implicitly warranted by Licensor. Licensor cannot and does not represent that such information and data is error free and shall not be liable or responsible for any pricing, configuration, availability or other errors contained in any information and data provided to Licensees, any College Store or any Authorized User.

       9.3 SERVICES WARRANTY. Licensor wan-ants that all services performed under the Agreement shall be performed in a workmanlike and professional manner by its employees or by third party contractors.

       9.4 WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE STATED IN THIS AGREEMENT, LICENSOR MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGENMNT.

10.    INDEMNITY

       10.1 INDEMNITY OBLIGATION OF LICENSOR. Licensor will indemnify, defend, hold harmless or, at its sole option, settle any action or claim brought against Licensee to the extent that it is based upon a claim that the Storefront Software directly infringes any copyright or patent rights or incorporates any misappropriated trade secrets (a "Claim"). Licensor will pay any judgment awarded against Licensee that is attributable to such Claim or settlement approved in advance by Licensor,


                                    19 of 27
              provided that: (i) Licensee promptly notifies Licensor in writing of the Claim or any threat thereof, (ii) Licensee grants Licensor sole control of the defense and settlement of the Claim, and (iii) Licensee provides Licensor with all assistance, information and authority reasonably required for the defense and settlement of the Claim at Licensor's expense. Licensor shall not be responsible for damages or costs under any settlement or compromise made without its consent. Licensee may retain their own counsel (at their expense) to monitor and/or participate in the defense and settlement of the Claim. The foregoing indemnity does not apply to: (i) any misuse of the Storefront Software by using the Storefront Software other than for its intended purpose, whether by Licensee, a College Store, an End User or anyone else or (ii) any Claim based on a version of the Storefront Software that is not the current version.

       10.2 ADDITIONAL REMEDIES. If Licensee's use of the Storefront Software hereunder becomes subject to a Claim, or in Licensor's opinion is likely to become subject to a Claim, Licensor may, at its sole option and expense: (i) procure for Licensee the right to continue using such Storefront Software under the terms of this Agreement;
              (ii) replace or modify such Storefront Software so that it is non-infringing, provided, however, that any such efforts not substantially Finish the functionality of the Storefront Software as it exists on the date of this Agreement; or (iii) if (i) and
              (ii) above are not achieved by Licensor through commercially reasonable efforts, Licensor may immediately terminate this Agreement, at which time Licensee will use its best efforts to cease all use, performance, display, installation and/or sales activities for the Storefront Software, Technical Documentation, and User Documentation ("Complete Cessation of Use"). In any event, Licensee shall achieve Complete Cessation of Use within three (3) days of receipt of such termination notice. Any use of the Storefront Software subsequent to three days of receipt of such termination notice under this section is not included within Licensor's indemnification obligations of this section.

       10.3 INDEMNITY OBLIGATION OF LICENSEE. Licensee will indemnify, defend, hold harmless or, at its sole option, settle any action or claim brought against Licensor to the extent that it is based upon a claim that Licensor has infringed any copyright or patent rights or misappropriated trade secrets in the Cuebic Software. Licensee will pay any judgment awarded against Licensor that is attributable to such claim or settlement approved in advance by Licensee, provided that: (i) Licensor promptly notifies Licensee in writing of such a claim or any threat thereof, (ii) Licensor grants Licensee sole control of the defense and settlement of such claim, and (iii) Licensor provides Licensee with all assistance, information and authority reasonably required for the defense and settlement of the claim at Licensee's expense. Licensee shall not be responsible for damages or costs under any settlement or compromise made without its consent. Licensor may retain their own counsel (at its expense) to monitor and/or participate in the defense and settlement of such a claim.


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       10.4   SOLE REMEDY.  THE PROVISIONS OF THIS SECTION 10 SET FORTH EACH
              PARTY'S SOLE AND EXCLUSIVE OBLIGATIONS AND REMEDIES, WITH RESPECT TO ANY CLAIMS OF INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS OF ANY KIND.

11.    LIMITATION OF LIABILITY

       11.1 LIMITATION OF LIABILITY. IN NO EVENT SHALL A PARTY ("LIABLE PARTY") BE LIABLE TO ANOTHER PARTY, WHETHER IN AN EQUITABLE, LEGAL, OR COMMON LAW ACTION ARISING UNDER OR RELATED TO THE AGREEMENT AND ARISING UNDER ANY THEORY OF LIABILITY INCLUDING CONTRACT, STRICT LIABILITY, INDEMNITY, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, FOR DAMAGES WHICH, IN THE AGGREGATE, EXCEED THE AMOUNT OF THE FEES RECEIVED BY THE LIABLE PARTY UNDER THIS AGREEMENT DURING THE MOST RECENT EIGHTEEN (18) MONTH PERIOD.

       11.2 NO CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL LICENSOR BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND AND HOWEVER CAUSED (INCLUDING NEGLIGENCE), INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS OR BUSINESS INTERRUPTION EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

       11.3 NO LIABILITY ARISING FROM DATA. LICENSEES HEREBY AGREES THAT LICENSOR SHALL NOT BE LIABLE FOR ANY PRICING, AVAILABILITY, OR OTHER ERROR CONTAINED IN ANY COLLEGE STORE DATA, COURSE INFORMATION OR OTHER DATA, INCLUDING ADVERTISING AND PROMOTIONAL INFORMATION, PROVIDED TO AUTHORIZED USERS.

       11.4 FORCE MAJEURE. Neither party shall be liable for any delay or failure to perform its obligations and services hereunder for causes that are beyond its reasonable control except for the payment of monies. For illustrations purposes, and without limiting the generality thereof, such causes shall include, but are not limited to, acts of nature, floods, fires, loss of electricity or other utilities, lack of Licensees support necessary for the timely provision of Services, or delays by Licensees in providing any required information, personnel, or performing any other obligation hereunder.


                                    21 of 27
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12.    EXCLUSIVITY, NON-COMPETE, SOLICITATION OF EMPLOYMENT

       12.1   EXCLUSIVITY.

              12.1.1 BY LICENSOR. During the Term of this Agreement, Licensor shall not license the use of the Storefront Software to any third party for the purpose of allowing such third party to provide Web Storefronts to College Stores without the prior written consent of Licensees, except as otherwise allowed herein.

              12.1.2 BY LICENSEES. Licensees hereby agree that the use of College Store Course Information as licensed herein and the advertising administration services provided herein are exclusive relationships between Licensor and Licensees. Therefore, during the Term of this Agreement, Licensees shall not assist, directly or indirectly, a third party in creating, maintaining or supporting a commerce enabled Web site for College Stores and shall not permit any third parties to provide the advertising administration for a Web Storefront as set forth in Section 2.11.2 herein, provided that, if this Agreement is not renewed pursuant to Section 8.2, licensees may, upon receipt of a non-renewal notice pursuant to that section, independently on its own or with the assistance of a third party, design and develop software to create, support and host commerce enabled Web sites to be used for the promotion and sale of College Store Products after termination of this Agreement.

       12.2 LIMITED COVENANT NOT TO COMPETE. Because the receiving Party will have access to and become acquainted with the Confidential Information of the disclosing Party, the unauthorized use, disclosure, or dissemination of which may cause irreparable harm and significant injury to the disclosing Party, and because of each Party's substantial investment in providing the Web Storefront services to College Store and for providing the exclusive relationships established herein, each Party agrees with, and represents to, the other Party that, except as otherwise allowed in this Agreement, it does not (as of the Effective Date) and shall not during the Term of this Agreement anywhere in the world: (i) render directly or indirectly through an entity owned or partially owned by any Party, or any member thereof, services to any College Store whereby College Store Products are sold or offered for sale by a College Store through a Web Site; or (ii) provide such services for or on behalf of any third party, either directly or indirectly through an entity owned or partially owned by a Party, or any member thereof.

       12.3 SCOPE. Each party specifically agrees that the covenants in this section are an integral part of this Agreement and these covenants shall be specifically enforceable by the other party and its successor and assigns. Each party acknowledges that the limitations as to time, geographical area, and scope of activity restrained as set forth in the limited covenant in this section are reasonable and do not impose a greater restraint on it than is necessary to protect


                                    22 of 27
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              the integrity of the proprietary information and the goodwill and other business interest of the other party, as well as the competitive benefit of engaging the other party. If for any reason the covenants stated in this section are deemed unenforceable by a court or other adjudicative body, the parties specifically request such court or adjudicative body to reform the covenants as to make them enforceable and, as so reformed, enforce them to the maximum extent permitted by law.

       12.4 EFFECT OF TERMINATION/NON-RENEWAL. If the parties mutually agree to terminate or not renew this Agreement as provided in Section 8, then the Limited Covenant provided for in this section shall not apply and each party shall be free to compete with the other party. If either party causes this Agreement to terminate by such party's material breach of the Agreement, then such party agrees not to compete with the other party pursuant to Section 12.2 above for a period of one year from the date of the termination of this Agreement. The parties agree that the exercise of this section caused by one party's material breach of the Agreement shall not waive or otherwise limit any legal or equitable rights and remedies of the non-breaching party.

       12.5 NO SOLICITATION. During the Term of this Agreement and for a period of one (1) year thereafter, each Party agrees not to directly or indirectly hire, solicit, nor attempt to solicit the services of another Party's employee, contractor or former employee within six (6) months of employment termination from a Party without the prior written consent of the non-soliciting Party. Violation of this provision shall entitle the non-soliciting Party to assert liquidated damages against the soliciting Party equal to one hundred (100) percent of the solicited person's gross annual compensation. The Parties agree that the damages caused to a Party by breach of this provision is difficult, or impossible to determine and the amount set forth above is a reasonable estimation of the damages the non-soliciting Party would incur.

       12.6 DATA EXCHANGE UPON TERMINATION. Upon termination of this Agreement for any reason, each party shall, upon request by a Subscribed College Store, make available data, in a tab delimited electronic format, for the twelve month period preceding termination of this Agreement to the extent such data is available. The data subject to this provision is: (1) Course Information, (2) College Store Data, and (3) transaction information for sales of College Store Products.

13.    ESCROW OF SOFTWARE

       13.1 DEPOSIT OF SOFTWARE. Within 30 days from the execution of this Agreement or the date that the software is available for license, whichever is later, Licensor shall deliver the Storefront Software provided by Licensor under this agreement to an escrow agent under a separate agreement between Licensor and such escrow agent. Licensor shall further deposit updates to the Software on an as needed, or periodic, basis.


                                    23 of 27

       13.2 PAYMENT OF ESCROW AGENT. Licensees hereby agrees to pay any and all fees required by such escrow agent under the aforementioned agreement. Licensees further agrees Licensor's obligation to deposit Storefront Software to such escrow agent is contingent upon Licensees payment of the applicable fees.

14.    RELEASE FROM ESCROW

       14.1 PROCEDURE. In the event of an occurrence of the type requiring the escrow agent to release the Software to Licensees, Licensees shall send, by national overnight courier service, to both escrow agent and Licensor, a signed and notarized affidavit declaring that an event of default has occurred under the terms of this Agreement such that the Software should be released to Licensees and reciting the basis for such default in detail. Licensor shall, thereupon, have 14 days to notify the escrow agent in writing that such event has not occurred or is contested. The escrow agent shall not release the Software until resolution of such dispute. A lack of a timely response by Licensor shall be deemed as Licensor's agreement to release the Software to Licensees, which release shall occur within 30 days after receipt of Licensees' affidavit by the escrow agent.

       14.2 RELEASE EVENTS. Licensees shall be entitled to request release of the Software under the following circumstances:

              14.2.1 Licensor permanently ceases to conduct business, except in the instance where a majority of the Licensor's assets or issued stock are purchased or otherwise transferred to another entity where Licensor's rights under this Agreement are assigned or otherwise transferred to another entity pursuant to Section 14.5 of this Agreement; or

              14.2.2 Licensor is adjudged insolvent or bankrupt and Licensor has failed to be reorganized under applicable bankruptcy laws.

       14.3 Upon release of the Software in accordance with the Escrow Agreement, Licensees shall have the right to use the Software, including without limitation, the right to use the Software in source code form and to modify and create derivative works of the Software, for the sole purpose of continuing the benefits afforded to Licensees under this Agreement or to support and provide maintenance to Licensor's customers and Licensees's fee payment obligations pursuant to this Agreement shall end. Licensees shall be obligated to maintain the confidentiality of the released Software.

15.    MISCELLANEOUS

       15.1 AMENDMENTS IN WRITING. This Agreement shall not be amended unless in writing signed by each party. All changes to this Agreement shall be made by written


                                    24 of 27
              amendment and any alterations made on the Agreement document itself shall be of no force or effect.

       15.2 NOTICES. Any notice required under the Agreement shall be given in writing and shall be deemed effective upon delivery to the party to whom addressed. All notices shall be sent to the applicable address specified in Section 4.5 hereof or to such other address as the parties may designate in writing.

       15.3 SEVERABILITY. If any term or provision of this Agreement is determined to be invalid or unenforceable for any reason, it shall be reformed rather than voided, if possible, to achieve the intent of the parties to the fullest extent possible. In any event, all other terms and provisions shall be deemed valid and enforceable to the maximum extent possible.

       15.4 ASSIGNMENTS. It is understood that this Agreement is personal to the parties, and accordingly neither this Agreement nor any duty, obligation, right or interest herein may be assigned or transferred without the prior express written consent of the other party, which consent shall not be unreasonably withheld, provided however that no such consent shall be required for assignment to a successor to a majority ownership of the assigning party's business or assets. It shall be reasonable for either party to object to the assignment of any duty, obligation, right or interest herein to a direct competitor of such party, as reasonably determined by such party. Any assignment in violation of this section shall be void and without effect.

       15.5   ARBITRATION.

              15.5.1 Any dispute or claim arising out of or in connection with this Agreement shall be settled by binding arbitration in Travis County, Texas, or as mutually agreed by the parties, under the Commercial Arbitration Rules of the American Arbitration Association ( the "AAA") by three (3) arbitrators appointed in accordance with such rules. Each party shall select an arbitrator according to such AAA rules, provided that each party shall selects one of the arbitrators and the two chosen arbitrators select the third arbitrator. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties agree to adopt reasonable procedures, including limited discovery and use of an expedited scheduling order, to expedite the resolution of any dispute as may be implemented by the arbitrators.

              15.5.2 Notwithstanding the arbitration provisions of this section, either party may obtain an injunction, provisional, or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of arbitration. The exercise of a remedy shall not waive any rights of either party to resort to arbitration.


                                    25 of 27

       15.6 GOVERNING LAW AND VENUE. THE AGREEMENT AND ANY RELATED ACTION SHALL BE GOVERNED AND INTERPRETED BY THE LAWS OF THE STATE OF TEXAS EXCEPT FOR THE CONFLICT OF LAWS PROVISIONS THEREOF. SUBJECT TO SECTION 14.5, VENUE FOR ANY ACTION ARISING UNDER THIS AGREEMENT SHALL BE IN SOLELY IN STATE OR FEDERAL COURTS LOCATED IN AUSTIN, TEXAS.

       15.7 NO WAIVER. The failure of a party to enforce any provision of this Agreement or any Schedule hereto shall not constitute a waiver of such provision, remedy, or the right of such party to enforce such provision or any other provision.

       15.8 RELATIONSHIP OF PARTIES. The parties are independent contractors and nothing in the Agreement shall be deemed to make a party an agent, employee, partner or joint venturer of the other. Neither party shall have authority to bind, commit, or otherwise obligate the other party in any manner whatsoever.

       15.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposals and prior discussions and writings between the parties with respect thereto.

       15.10 RIGHT TO ENGAGE THIRD PARTIES. Licensor shall have the right to use third parties in performance of its obligations and Services hereunder and, for purposes of the Agreement, all references to Licensor or its employees shall be deemed to include such third parties.

       15.11 COUNTERPARTS. This Agreement may be signed in one or more counterparts, each of which is an original for all purposes but all of which taken together constitute only a single instrument.

       15.12 COMPLIANCE WITH LAW. Licensees hereby certifies that it shall not directly or indirectly export, re-export, transship, or transmit the Storefront Software, or any portion thereof, or related information, media, or products in violation of United States laws and regulations. In addition, Licensees agrees to comply with all applicable laws, regulations, and ordinances relating to its performance under this Agreement.

       15.13 NO ADDITIONAL, INCONSISTENT TERMS. The terms and conditions of any purchase order or other document issued by Licensees in connection with this Agreement which are in addition to or inconsistent with the terms and conditions of this Agreement shall not be binding on Licensor.

       15.14 RESERVATION OF RIGHTS. Each party reserves all rights not specifically granted herein.

       15.15 HEADINGS. Headings and subheadings are for reference purposes only, have no substantive effect, and shall not enter into the interpretation hereof.


                                    26 of 27

       15.16 INTEGRATION. This Agreement incorporates this Software License and Services Agreement and Schedules that reference this Agreement and are mutually agreed upon in writing by authorized representatives of the parties.

       15.17 EFFECT OF CONFLICTING TERMS. In the event of a conflict between the terms and conditions of the Software License and Services Agreement and any Schedule thereto, the terms and conditions of the Software License and Services Agreement shall prevail.

By signing below, each party acknowledges that it has read, understands, and agrees to the terms of this Agreement

collegestudent.com, Inc.:

By: September 17, 1999
   ------------------------------
     Signature Date

/s/ Illegible
---------------------------------
Name

/s/ CEO
---------------------------------
Title


National Association of College Stores

By: September 15, 1999
   ------------------------------
     Signature Date

/s/ Brian E. Cartier
---------------------------------
Name

/s/ Chief, Staff Officer
---------------------------------
Title

NACS/CourseWeb, L.L.C.

By: September 15, 1999
   ------------------------------
     Signature Date

/s/ Gary F. Swisker
---------------------------------
Name

/s/ Managing Director
---------------------------------
Title


                                    27of 27

                                   SCHEDULE A
                 TO THE SOFTWARE LICENSE AND SERVICES AGREEMENT

                                FEES AND EXPENSES


Al. LICENSE FEES. As part of the consideration for the licenses granted herein, Licensees have paid Licensor one hundred thousand dollars ($100,000).

A2. LICENSE AND MAINTENANCE FEES. Licensees shall receive sixty percent (60%) and Licensor shall receive forty percent (40%) of the license and maintenance fees paid by each Subscribed College Store under College Storefront Licensees and Services Agreement or similar agreement.

A3. ADVERTISING REVENUE. Advertising revenue received from Advertisements shall be divided as follows:

       a) SALES MADE EXCLUSIVELY BY LICENSEES: Licensees shall receive seventy percent (70%) of all advertising revenues generated from advertising sales made exclusively by Licensees under section ___, and Licensor shall receive thirty percent (30%) of all such revenues.

       b) SALES MADE EXCLUSIVELY BY LICENSOR: Licensees shall receive forty percent (40%) of all advertising revenues generated from advertising sales made exclusively by Licensor, and Licensor shall receive sixty percent (60%) of all such Revenues.

       c) JOINT SALES. For advertising revenues generated via joint advertising sales, the party initiating the sale shall receive sixty percent (60%) of all such revenues, and the other party shall receive forty percent (40%) of all such revenues. In the unlikely event that (1) a sale is jointly initiated or (2) the initiator of a sale cannot be readily ascertainable, the parties shall each receive fifty percent (50%) of all such revenues.

A4. TRANSACTION FEES. Licensor shall receive sixty percent (60%) and Licensees shall receive forty percent (40%) of the Transaction Fees after payment of fees levied by credit card or processing entities, if any. Licensor shall bear the costs associated with processing electronic transactions, except for the payment of bank fees which shall be borne by the applicable Subscribed College Store. "Transaction Fees" means all fees, except for license and maintenance fees, collected by Licensees or Licensor which result from Authorized Use of the Software.

                                   SCHEDULE B
                 TO THE SOFTWARE LICENSE AND SERVICES AGREEMENT

                            LIST OF LICENSED SOFTWARE

College Store Storefront Module

Course Materials Management Module

College Store Payment Engine

                                   SCHEDULE C
                 TO THE SOFTWARE LICENSE AND SERVICES AGREEMENT

                               LICENSED TRADEMARKS

LICENSOR TRADEMARKS LICENSED TO LICENSEES

       collegestudent.com
       College Store
       Collegstore.com
       Shag Magazine

LICENSEES TRADEMARKS LICENSED TO LICENSOR

       NACS
       National Association of College Stores
       CourseWeb

                                   SCHEDULE D
                 TO THE SOFTWARE LICENSE AND SERVICES AGREEMENT

                COLLEGE STOREFRONT LICENSE AND SERVICES AGREEMENT

       This COLLEGE STOREFRONT LICENSE AND SERVICES AGREEMENT ("Agreement) is made and entered into as of 1999 ("Effective Date"), by and between CourseWeb, L.L.C. ("We" or "Us" or "Our") and ____________________ ("You" or "Your"). We
own rights in the Storefront Software and related web site technology which will enable You to provide a unique Web Storefront on the internet as more fully described below. You desire to acquire from Us a license under those rights to use the Storefront Software and obtain related services from Us as more fully described below. Therefore, we agree as follows:

1.     DEFINITION

   "Storefront Software" means the object code for internet-based templates and other programs, and related documentation, that will allow You to create and operate a unique commerce-enabled internet site for a college store ("Web Storefront"). The Storefront Software will allow You to create and operate a Web Storefront where You can (1) post information including information relating to course schedules, course materials and other store merchandise, (2) post advertising and other promotional materials on your Web Storefront, and (3) provide for on-line purchasing ("e-commerce") of course materials and other merchandise. The Storefront Software includes any upgrades or modifications made by or on behalf of Us and Web Storefronts created by You.

2.     LICENSE GRANT

       We grant to You a nonexclusive right to access, display and use the Storefront Software to create and operate a Web Storefront for your store, which will allow users of Your Web Storefront to view information and purchase products from You. Your license is limited to these stated uses or as otherwise set forth in this Agreement and to the terms and conditions of any on-line documentation of the service provider for the Storefront Software. In using the Storefront Software, You are not required to use any particular brand name.

       In order for Us to host, maintain and support Your Web Storefront. You grant to Us a nonexclusive right to use, display and archive any information that You add to Your Web Storefront, including information on course schedules. course materials and other store merchandise. You also grant to Us a nonexclusive license to use and display solely on Your Web Storefront any trademark, trade name or copyrighted work you add to Your Web Storefront

3.     OWNERSHIP AND RIGHTS

       Except for the license granted above, neither this agreement nor your use of the Storefront Software will grant You any rights in the software. The creator of that software is the exclusive owner of the Storefront Software and all accompanying intellectual property rights. On the other hand, information on schedules, course materials and other store merchandise You add to Your Web Storefront shall belong to You.

4.     HOSTING SERVICES

       We agree to maintain Your Web Storefront on Our web servers for the term of this Agreement and to make maintenance and upgrade modifications to Your Web Storefront from time to time as they become generally available to all Storefront Software subscribers. As part of this service. We will provide to You a secure method for processing commerce transactions on Your Web Storefront As part of this service, We will make commercially reasonable efforts to make Your Web Storefront available to Internet users approximately 24 hours per day, to back-up Your Web Storefront on a regular basis, and to store these back-up materials in a safe and secure environment.

5.     TRAINING AND TECHNICAL SUPPORT

       We shall provide to You initial and ongoing training and technical support to enable You to initiate and operate Your Web Storefront. This training includes written instructions regarding the use of the Storefront Software and access via telephone and e-mail to Our support staff. In addition, We will provide assistance in transferring Your information contained in Your textbook management system to the Web Storefront

6.     ADVERTISING AND PROMOTIONS FOR YOUR WEB STOREFRONT

       We will also provide to You turnkey advertising and promotional materials that you may choose to use on Your Web Storefront. You may include Your own additional advertising and promotional materials on Your Web Storefront, in addition to those offered by Us.

7.     LINKS BETWEEN YOUR WEB SITE AND COLLEGESTUDENT.COM

       We will provide You an opportunity to reciprocally link to and from Your web site to the collegestudent.com home page, to assist in directing internet traffic to Your Web Storefront.

8.     FEES AND PAYMENT

       The payment terms and fees to be paid by You are set forth on the current CourseWeb Payment and Fee Schedule provided to you. The fees may not be increased for at least six (6) months from the Effective Date of this Agreement

Thereafter, We may modify this fee schedule upon 60 days written notice to You.

9.     E-COMMERCE TRANSACTION TRADING

       We shall have the right to track Your e-commerce transactions on Your Web Storefront in order to determine the per transaction fees due to Us.

10.    CONFIDENTIALITY OF YOUR INFORMATION

       Unless you agree to disclosure, we shall keep confidential all information You provide about Your store operations and customer information. We shall use Our best efforts to prohibit any use or disclosure of such information, except as necessary to perform work under this Agreement.

11.    TERM AND TERMINATION

       You agree to create a Web Storefront using the Storefront Software and operate that Web Storefront for a minimum of six (6) months. After the initial six (6) month period, You may cancel this Agreement upon 30 days written notice to Us.

       We may cancel this Agreement at any time if. (1) You post content on your Web Storefront that is lewd, profane, defamatory, libelous or otherwise objectionable, which is not removed within a reasonable period after You receive notice of Our objection to the content; (2) We go out of business (3) You are in default under this agreement and fail to remedy such default within 60 days from receipt of notice in writing from Us specifying the default; (4) You become bankrupt or insolvent or Your business is placed into the hands of a receiver, assignee, or trustee in bankruptcy, whether by voluntary act or otherwise; (5) by mutual agreement of the parties; or (6) upon 90 days notice.

12.    WARRANTY

       You warrant that You will not use, display or post on Your Web Storefront any trademark, trade name or copyrighted work without first obtaining the express, written authority to do so from the appropriate person or entity.

       We warrant that we have no knowledge of any person or entity that has superior rights in the Storefront Software.

       We make no warranty, either express or implied, that the Storefront Software, other materials, information or services provided under this Agreement will be free from defects or interruption. WE MAKE NO IMPLIED WARRANTY REGARDING THE MERCHANTABILITY OR THE FITNESS FOR A PARTICULAR PURPOSE OF STOREFRONT AND ALL OTHER MATERIALS, INFORMATION, OR SERVICES PROVIDED UNDER THIS AGREEMENT.

       Upon notification of an interruption of service or defects in the Storefront Software, other materials, information, or services provided under this Agreement We shall use Our best efforts to verify and address such interruptions or defects on a timely basis.

13.    LIMITATION OF LIABILITY

       You alone arc responsible for the content on your Web Storefront.
Neither We, nor any other service provider for the Storefront Software, will be responsible for monitoring the content on your Web Site. Thus, neither We, nor any other service provider for the Storefront Software, will be responsible for the content displayed on your Web Storefront. In addition, We do not assure or guarantee that You will achieve any level of success or performance on Your Web Storefront or that internet access will be provided without interruption. Thus, neither We, nor any other service provider for the Storefront Software, will be liable for any damages or harm arising out of an interruption of access to your Web Storefront via the Internet. Neither We, nor any other service provider for the Storefront Software, will be liable to You for any damages or harm arising out of this Agreement, including special incidental, or consequential damages, arising from breach of warranty, breach of contract, negligence, strict liability on tom or any other legal theory. Our maximum liability, and that of any service provider for the Storefront Software, for any damages relating to any such claim shall be in the amount of the fees paid under this Agreement for the twelve (12) months prior to the date of Your claim.

14.    MUTUAL INDEMNIFICATION

       We shall mutually exonerate, indemnify, and hold each other harmless from and against all claims. made against the other based upon, arising out of or in any way related to the conduct or actions of either of us. This shall include all fees (including attorneys' fees), costs, and other expense incurred in the investigation of or any defense against any such claim.


                                    2 of 27

15.    ENTIRE AGREEMENT/ASSIGNMENT

       This Agreement represents the entire agreement by and between the parties concerning the matters described in this Agreement. The severability, invalidity, or unenforceability of any provision herein shall not impair the validity or enforceability of the obligations of any party. You shall not assign, sublicense or otherwise transfer any of its rights under this Agreement or the license granted thereby without Our prior written consent.

16.    LAW

       This Agreement shall be governed by the laws of the State of Ohio.

       The parties have each executed this Agreement effective as of the date above first written.

COURSEWEB, LLC

BY:
   ----------------------------------
NAME:
     --------------------------------
TITLE:
      -------------------------------

YOU/SUBSCRIBER

BY:
   ----------------------------------
NAME:
     --------------------------------
TITLE:
      -------------------------------


                                    3 of 27

                                   SCHEDULE E
                 TO THE SOFTWARE LICENSE AND SERVICES AGREEMENT

                        LIST OF SUBSCRIBED COLLEGE STORES

 STORE NAME                                              UNIVERSITY

 University of St. Francis Bookstore                     University of St. Francis
 Northern Kentucky University Bookstore                  Northern Kentucky University
 Collegiate Bookstores at York College                   City University of New York - York College
 Delaware Technical & Community College Bookstore        Delaware Technical & Community College
 USCA Bookstore                                          University of South Carolina Aiken
 University Bookstore                                    Iowa State University
 Uconn Co-op                                             University of Connecticut
 WCTC Bookstore                                          Waukesha County Technical College
 Grinnell College Bookstore                              Grinnell College
 Charles County Community College Bookstore              Charles County Community College
 Pace University Campus Bookstore                        Pace University
 Hawaii Pacific University Bookstore                     Hawaii Pacific University
 Varney's Bookstore                                      Kansas State University
 Collegiate Bookstores in Lehman College                 City University of New York - Herbert H. Lehman
                                                         College
 Everett Community College Bookstore                     Everett Community College
 Texas Textbooks                                         University of Texas at Austin
 Matthews Logan College of Chiropractic Bkstr            Matthews Logan College of Chiropractic
 Collegiate Bookstores at Bronx Community College        City University of New York - Bronx Community
                                                         College
 Collegiate Bookstores in LaGuardia Community College    City University of New York - LaGuardia
                                                         Community College
 Collegiate Bookstores at SUNY Old Westbury              City University of New York - Old Westbury
 Bismarck State College Bookstore                        Bismarck State College
 Concordia University Bookstore                          Concordia University
 Beck's Bookstore                                        Loyola University of Chicago
 Colby Bookstore                                         Colby College
 Marian College Bookstore                                Marian College
 Lee College Bookstore                                   Lee College
 Nova Books                                              Nova Southeastern University
 R&R Bookstore                                           San Antonio College, Palo Alto College, St.
                                                         Philip's College, Northwest Vista College,
                                                         University of Texas at San Antonio
 Collegiate Bookstores at Mercy College                  Mercy College
 TBC-Palo Alto College Bookstore                         Palo Alto College
 TBC-San Antonio College Bookstore                       San Antonio College
 TBC-St. Phillips College Bookstore                      St. Phillips College


                                       1

 Collegiate Bookstores at Hostos Community College       City University of New York - Hostos Community
                                                         College
 UOP School of Dentistry Student Store                   School of Dentistry - University of Pacific
 Collegiate Bookstores at Ulster County Community        Ulster County Community College
 College
 Collegiate Bookstores at College of Aeronautics         College of Aeronautics
 Collegiate Bookstores at Yeshiva University             Yeshiva University
 TBC-University of Texas at Tyler Bookstore              University of Texas at Tyler
 Collegiate Bookstores at Monroe College                 Monroe College
 U.N.O. Bookstore                                        University of Nebraska, Omaha
 Princeton University Store                              Princeton University
 Wheelock Books                                          Dartmouth College
 Cornell Campus Bookstore                                Cornell University
 Campus Bookstore                                        University of Southern Maine
 New York University Book Centers                        New York University
 Vision Computer Services                                Georgia State University, University of Georgia
                                                         at Atlanta
 Boomer Book Company                                     University of Oklahoma
 That Texbook Place                                      Western Washington University
 ProTech Books, LLC                                      Johns Hopkins University
 Rocky top Books                                         University of Tennessee at Knoxville
 The Florence O. Wilson Bookstore                        The College of Wooster
 Reed College Bookstore                                  Reed College
 Tech Bookstore                                          South Dakota School of Mines & Technology
 Texas Lutheran University Bookstore                     Texas Lutheran University
 University Store                                        East Stroudsburg University
 The University Store                                    Central Washington University
 La Sierra University Bookstore                          La Sierra University
 Washburn University Bookstore                           Washburn University
 Collegiate Bookstores                                   Cardozzo School of Law, Katherine Gibbs School,
                                                         Gibbs College, New School University, Parsons
                                                         School of Design, Technical Career Institute,
                                                         Berkeley College
 Auraria Book Center                                     University of Colorado at Denver, Metropolitan
                                                         State College of Denver, Community College of
                                                         Denver
 Spartan Bookstore                                       San Jose State University
 WWU Tech Bookstore                                      West Virginia University Institute of
                                                         Technology
 HSU Bookstore                                           Humboldt State University
 Beck's Bookstore                                        City Colleges of Chicago
 Westmont College Bookstore                              Westmont College
 DuBois Book Store                                       Kent State University


                                    2 of 27

 TBC-Northwest Vista College Bookstore                   Northwest Vista College
 CU Book Store                                           University of Colorado at Boulder
 Roberts Bookstore                                       San Jose State University
 Clark College Bookstore                                 Clark College
 Houston Baptist University Bookstore                    Houston Baptist University
 Christopher Newport University Bookstore                Christopher Newport University
 University Bookstore                                    Texas A&M University-Corpus Christi
 MCTC Bookstore                                          Minneapolis Community and Technical College
 Bookstore - Sonoma State University                     Sonoma State University
 Allegheny College Book Store                            Allegheny College
 NIACC Bookstore                                         North Iowa Area Community College
 Bearkat Books                                           Sam Houston State University
 Lemox Book Co.                                          Pensacola Junior College, University of West
                                                         Florida
 Century Bookstore                                       Century College
 New Mexico Junior College Bookstore                     New Mexico Junior College
 Exeter Bookstore                                        Phillips Exeter Academy
 University Store                                        Central Missouri State University
 College Bookstore                                       Anne Arundel Community College
 Principia College Bookstore                             Principia College
 Clearyinghouse Bookstore                                Cleary College
 The Evergreen State College Bookstore                   The Evergreen State College
 St. Mary's Campus Store                                 St. Mary's College of Maryland
 Northwest State Community College                       Northwest State Community College
 Waldorf College Bookstore                               Waldorf College
 The College Bookshelf                                   Michigan Technological University
 University Bookstore                                    University of Georgia
 Baptist Bible College Bookstore                         Baptist Bible College and Seminary


                                    3 of 27

                                   SCHEDULE F
                 TO THE SOFTWARE LICENSE AND SERVICES AGREEMENT


              LIST OF EXISTING LICENSEES ADVERTISING RELATIONSHIPS


                                       1